EXHIBIT 99.3

AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Agreement” or this “Amendment”) is made and entered into as of December 16, 2007 (the “Effective Date”), by and between CADENCE FINANCIAL CORPORATION (f/k/a NBC Capital Corporation), a Mississippi corporation (“Borrower”) and SUNTRUST BANK, a Georgia banking corporation (“Lender”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, Lender and Borrower entered into that certain Revolving Credit Agreement dated as of December 16, 2005, as modified by that certain Waiver and Modification Agreement dated as of July 13, 2007 (as further amended or modified from time to time, the “Credit Agreement”).

WHEREAS, Lender and Borrower have agreed that Lender shall, among other things, (i) extend the maturity date of the Loan, (ii) increase the fee due for unused Revolving Commitment and (iii) modify certain covenants as provided herein; and

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Amendments to Credit Agreement. Subject to the terms and conditions hereof, the Credit Agreement is hereby amended as follows:

(a)	The definition of “Commitment Termination Date” is deleted in its entirety and the following inserted in lieu thereof:

“Commitment Termination Date” shall mean the earliest of (i) December 16, 2009, (ii) the date on which the Revolving Commitment is terminated pursuant to Section 2.3 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

(b)	Section 2.6 of the Credit Agreement is deleted in its entirety and the following inserted in lieu thereof:

“Section 2.6 Fees. The Borrower agrees to pay to the Lender a commitment fee, which shall accrue at 0.15% per annum on the daily amount of the unused Revolving Commitment during the Availability Period. Accrued commitment fees shall be payable in arrears on the last day of each March, June, September and December of each year and on the Commitment Termination Date, commencing on the first such date after the date of this Amendment.”

(c)	Section 6.2 of the Credit Agreement is deleted in its entirety and the following inserted in lieu thereof:

“Section 6.2 Nonperforming Assets. The Borrower on a consolidated basis will not permit at any time Nonperforming Assets to be greater than 1.75% of the sum of Total Loans and Other Real Estate Owned.”

2.	No Course of Dealing or Performance: Borrower acknowledges and agrees that the agreement of Lender to amend the Loan Documents pursuant to and as reflected in this Amendment, does not and shall not create (nor shall Borrower rely upon the existence of or claim or assert that there exists) any obligation of Lender to consider or agree to any further amendments and, in the event that Lender subsequently agrees to consider any further amendment, neither the existence of this Amendment, nor any other conduct of the Lender, shall be of any force or effect on consideration or decision with respect to any such requested amendment, and Lender shall have no obligation whatsoever to consider or agree to amend the Credit Agreement or forbear or waive any other Default or Event of Default.

3.

Fees and Expenses. In consideration for Lender approving and entering into this Amendment Borrower agrees to pay on demand all reasonable attorneys fees and expenses of Lender in connection with the preparation, execution, delivery and enforcement of this Agreement and all other documents and any other transactions contemplated hereby (collectively, the “Expenses”).

4.	Representations, Warranties and Covenants of Borrower. To induce Lender to enter into this Agreement:

(a)	Borrower hereby represents, warrants and covenants to Lender that,

i.	Borrower hereby reaffirms each of the agreements, covenants, and undertakings set forth in the Credit Agreement, the Pledge Agreement and the other Loan Documents as if Borrower was making said agreements, covenants and undertakings on the date hereof,

ii.	as of the date hereof, and after giving effect to the terms hereof, there exists no Default or Event of Default under this Amendment, the Credit Agreement, the Pledge Agreement or any of the other Loan Documents,

iii.	each representation and warranty made or deemed to be made in this Amendment, including those set forth in Article IV of the Credit Agreement, is true and correct on and as of the date of this Amendment (except to the extent that any such representation or warranty relates to a prior specific date or period or relates to Borrower’s business plan or projections as set forth in the Credit Agreement, the Pledge Agreement or other Loan Documents),

iv.	Borrower has the power and is duly authorized to enter into, deliver and perform this Agreement, and

v.	this Agreement, the Credit Agreement, the Pledge Agreement and each of the other Loan Documents is the legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms.

(b)	Borrower acknowledges and agrees that, to the extent any right of offset, defense, counterclaim, claim, causes of action or objection in favor of Borrower against Lender exists arising out of or with respect to, (i) this Agreement, the Credit Agreement, the Pledge Agreement or any of the other Loan Documents, (ii) any other documents now or heretofore evidencing, securing or in any way relating to the foregoing, or (iii) the administration or funding of any of the Obligations, Borrower does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims, causes of action or objections, if any, against Lender.

5.	Conditions Precedent. This Amendment shall not become effective unless each of the following conditions shall have been fulfilled to the satisfaction of Lender, in its sole discretion:

(a)	On or before the date hereof, Borrower shall pay to Lender the Expenses.

(b)	On or before the date hereof, Borrower shall deliver to Lender any and all documents requested by Lender.

6.	Effect of Amendment. From and after the date hereof, the Credit Agreement shall be deemed to mean the Amended Credit Agreement, as amended hereby.

7.	Further Assurances. Borrower agrees to take such further action as Lender shall reasonably request in connection herewith to evidence the agreement herein contained.

8.	Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

9.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

10.

Counsel and Advisors. Borrower acknowledges that it has consulted with counsel and with such other expert advisors as it deemed necessary in connection with the negotiation, execution and delivery of this Agreement. This

Agreement shall be construed without regard to any presumption or rule requiring that it be construed more strongly against the party causing this Agreement or any part hereof to be drafted.

11.	Relationship of Parties. This Agreement is not intended, nor shall it be construed to create, a partnership or joint venture relationship between any of the parties hereto.

12.	Modification of Agreement. This Agreement may not be modified, altered or amended except by agreement in writing signed by all of the parties hereto.

13.	Entire Agreement. This Agreement, together with the Loan Documents, embodies the entire understanding and agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written.

14.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws and decisions of the State of Georgia, excluding laws and decisions related to conflicts of laws.

15.	No Novation, Etc. This Agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, nor an election of remedies by Lender, and, except as otherwise expressly stated herein, the Loan Documents shall remain in full force and effect in accordance with their respective terms, as supplemented hereby if applicable. Notwithstanding any prior mutual temporary disregard of any of the terms of any of the Loan Documents, the parties agree that the terms of each of the Loan Documents shall be strictly adhered to on and after the date hereof, except as expressly modified by this Agreement.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED AND BORROWER HAS CAUSED ITS SEAL TO BE AFFIXED HERETO, AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

“LENDER”

SUNTRUST BANK,

By:	/s/ R. Lee McCrary Jr.
Name:	R. Lee McCrary
Title:	Director

“BORROWER”

CADENCE FINANCIAL CORPORATION (f/k/a NBC Capital Corporation),

By:	/s/ Lewis F. Mallory
Name:	Lewis F. Mallory
Title:	Chairman and Chief Executive Officer

Attest:	/s/ Richard T. Haston
Assistant Secretary

[CORPORATE SEAL]